Exhibit 5.1

Harney Westwood & Riegels Singapore LLP 138 Market Street #24-04 CapitaGreen Singapore 048946 Tel: +65 6800 9830 Fax: +65 6800 9831

28 August 2026

lishi.fong@harneys.com

+65 6800 9833

063786-0001-LZF

FAST TRACK GROUP

4th Floor, Harbour Place

103 South Church Street, P.O. Box 10240

Grand Cayman, KY1-1002

Cayman Islands

Dear Sir or Madam

FAST TRACK GROUP, Company No. 410508 (the Company)

We are attorneys-at-law qualified to practise in the Cayman Islands and have acted as Cayman Islands legal advisers to the Company in connection with the Registration Statement (as defined in Schedule 1), to be filed on or about the date of this opinion with the U.S. Securities and Exchange Commission (the Commission) under the U.S. Securities Act of 1933, as amended (the Securities Act), relating to the offering by certain shareholders (the Offering) of the Class A ordinary shares of nominal or par value of US$0.02 each of the Company to be issued to them (the Shares) pursuant to the Resolutions (as defined in Schedule 1). In this opinion Companies Act means the Companies Act (2026 Revision) of the Cayman Islands.

We are furnishing this opinion as Exhibit 5.1 to the Registration Statement.

For the purposes of giving this opinion, we have examined the Documents (as defined in Schedule 1). We have not examined any other documents, official or corporate records or external or internal registers and have not undertaken or been instructed to undertake any further enquiry or due diligence in relation to the transaction which is the subject of this opinion.

In giving this opinion we have relied upon the assumptions set out in Schedule 2 which we have not verified.

Based solely upon the foregoing examinations and assumptions and having regard to legal considerations which we deem relevant, and subject to the qualifications set out in Schedule 3, we are of the opinion that under the laws of the Cayman Islands:

1	Existence and Good Standing. The Company is an exempted company duly incorporated with limited liability and is validly existing and in good standing under the laws of the Cayman Islands, with power and authority (corporate and other) to own its properties and conduct its business as described in the Registration Statement. It is a separate legal entity and is subject to suit in its own name.

2	Allotment and Issuance. The allotment and issuance by the Company of the Shares on the basis contemplated in the Transaction Documents have been duly authorised by the Company by the Resolutions (as defined in Schedule 1) and, subject to the satisfaction of any conditions or requirements set forth in the Transaction Documents, will be validly and legally issued and allotted and credited as fully paid and non-assessable.

Jersey legal services are provided through a referral arrangement with Harneys (Jersey) which is an independently owned and controlled Jersey law firm.

Registered in Singapore with limited liability (T13LL2450G).

FAST TRACK GROUP - Exhibit 5.1 Harneys Opinion (Note F-1) (28 August 2026).docx

Anguilla | Bermuda | British Virgin Islands Cayman Islands | Cyprus | Dubai | Hong Kong | Jersey London | Luxembourg | Shanghai | Singapore harneys.com

3	Share Capital. Based on the M&A (as defined in Schedule 1), the Company has an authorised share capital of US$50,000 divided into 2,500,000 ordinary shares of nominal or par value of US$0.02 each, comprising 2,400,000 Class A ordinary shares of nominal or par value of US$0.02 each and 100,000 Class B ordinary shares of nominal or par value of US$0.02 each. When allotted, issued, paid for and registered in the register of members, the Shares will be legally and validly allotted and issued, fully paid and non-assessable, will conform to the description of the Shares contained in the Registration Statement and will rank pari passu in all respects with all other issued Shares subject to the rights, privileges and restrictions set forth in the M&A.

4	Disclosure. The statements in the Registration Statement appearing under the headings “Risk Factors”, “Dividend Policy”, “Management”, “Description of Share Capital”, and “Service of Process and Enforcement of Civil Liabilities”, in each case to the extent that they constitute statements of Cayman Islands law, are accurate and complete in all material respects.

This opinion is confined to the matters expressly opined on herein and given on the basis of the laws of the Cayman Islands as they are in force and applied by the Cayman Islands courts at the date of this opinion. We have made no investigation of, and express no opinion on, the laws of any other jurisdiction. We express no opinion as to matters of fact. Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in the Transaction Documents. We express no opinion with respect to the commercial terms of the transactions the subject of this opinion.

In connection with the above opinion, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, as amended, or the Rules and Regulations of the Commission thereunder.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein.

This opinion shall be construed in accordance with the laws of the Cayman Islands.

Yours faithfully

/s/ Harney Westwood & Riegels

Harney Westwood & Riegels Singapore LLP

2	FAST TRACK GROUP - Exhibit 5.1 Harneys Opinion (Note F-1) (28 August 2026).docx

Schedule 1

List of Documents Examined

1	A copy of the certificate of incorporation of the Company dated 31 May 2024.

2	A copy of the second amended and restated memorandum and articles of association of the Company as adopted by a special resolution dated 17 August 2026 (the M&A).

3	A copy of the certificate of good standing in respect of the Company, issued by the Registrar of Companies dated 17 August 2026 (the Certificate of Good Standing).

4	The Register of Writs and other Originating Process of the Grand Court of the Cayman Islands (the Court Register) via the Court’s Digital System (as defined in Schedule 3) from the incorporation date of the Company to 28 August 2026 (the Court Search Date).

5	A copy of the register of directors and officers of the Company dated 17 December 2024.

6	A copy of the unanimous written resolutions of the board of directors of the Company dated 8 July 2026 and 27 August 2026 (the Resolutions),

(1 to 6 above are the Corporate Documents)

7	Copies of the following documents:

(a)	the senior convertible note issued by the Company to 3i LP dated 8 July 2026;

(b)	the ordinary share purchase warrant issued by the Company to 3i LP on 8 July 2026;

(c)	the placement agent warrant issued by the Company to Z2 Capital, LLC on 9 July 2026; and

(d)	the registration statements on Form F-1 (including all amendments or supplements thereto) in relation to the Offering (the Registration Statement, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto); and

((a) to (d) above are the Transaction Documents).

The Corporate Documents and the Transaction Documents are collectively referred to in this opinion as the Documents.

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Schedule 2

Assumptions

1	Validity under Foreign Laws. That (i) each party to the Transaction Documents (other than the Company) has the necessary capacity, power and authority to enter into the Transaction Documents and perform its obligations thereunder, and each such party has duly executed the Transaction Documents; (ii) the relevant Transaction Documents constitute valid, legally binding and enforceable obligations of each of the parties thereto under the laws of the State of New York or the State of Delaware by which law they are expressed to be governed; (iii) all formalities required under the laws of the State of New York, the State of Delaware and any other applicable laws (other than the laws of the Cayman Islands) have been complied with; and (iv) no other matters arising under any foreign law will affect the views expressed in this opinion.

2	Choice of Laws. The choice of the laws of the State of New York or the State of Delaware (as the case may be) selected to govern the relevant Transaction Documents has been made in good faith and will be regarded as a valid and binding selection which will be upheld in the courts of that jurisdiction and all other relevant jurisdictions (other than the Cayman Islands) and the entry into and performance of the Transaction Documents will not cause any of the parties thereto to be in breach of any agreement or undertaking.

3	Memorandum and Articles. The M&A remains in full force and effect and are otherwise unamended.

4	Directors. The board of directors of the Company considers the execution of the Transaction Documents and the transactions contemplated thereby to be in the best interests of the Company and no director has a financial interest in or other relationship to a party to the transactions contemplated by the Transaction Documents which has not been properly disclosed in the Resolutions.

5	Conditions. All conditions to the obligations of the parties to the relevant Transaction Documents will be satisfied or duly waived prior to the issue and sale of the relevant Shares and there will be no breach of the terms of the relevant Transaction Documents.

6	Bona Fide Transaction. No disposition of property effected by the Transaction Documents is made for an improper purpose or wilfully to defeat an obligation owed to a creditor and at an undervalue. Each director has exercised proper care, diligence and skill in relation to the Transaction Documents.

7	Solvency. The Company was on the date of execution of the Transaction Documents able to pay its debts as they became due from its own moneys, any disposition or settlement of property effected by the Transaction Documents is made in good faith and for valuable consideration and, at the time of and following each such disposition of property by the Company pursuant to the Transaction Documents, the Company will be able to pay its debts as they become due from its own moneys.

8	Authenticity of Documents. All original Documents are authentic, all signatures, initials and seals are genuine, all copies of Documents are true and correct copies and the Transaction Documents conform in every material respect to the latest drafts of the same produced to us and, where the Transaction Documents have been provided to us in successive drafts marked-up to indicate changes to such documents, all such changes have been so indicated.

9	Corporate Documents. All matters required by law to be recorded in the Corporate Documents are so recorded, and all corporate minutes, resolutions, certificates, documents and records which we have reviewed are accurate and complete, and all facts expressed in or implied thereby are accurate and complete.

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10	Court Search. The Register of Writs and other Originating Process of the Grand Court of the Cayman Islands examined by us via the Court’s Digital System on the Court Search Date, constitutes a complete record of the proceedings for such period before the Grand Court of the Cayman Islands.

11	No Steps to Wind-up. The directors and shareholders of the Company have not taken any steps to have the Company struck off or placed in liquidation, no steps have been taken to wind up the Company and no receiver has been appointed over any of the property or assets of the Company.

12	Resolutions. The written Resolutions have been duly executed (and where executed by a corporate entity, such execution has been duly authorised if so required) by or on behalf of each director or shareholder (as the case may be), and the signatures and initials thereon are those of a person or persons in whose name the Resolutions have been expressed to be signed. The Resolutions passed at a meeting were adopted at duly convened meetings of the board of directors and/or the shareholders of the Company, and such meetings were held and conducted in accordance with the Memorandum and Articles of Association of the Company. The Resolutions remain in full force and effect.

13	Execution. Each Transaction Document was either executed as a single physical document (whether in counterpart or not) in full and final form or, where any Transaction Document was executed by or on behalf of any company, body corporate or corporate entity, the relevant signature page was attached to such Transaction Document by, or on behalf of, the relevant person or otherwise with such person’s express or implied authority.

14	Unseen Documents. Save for the Documents provided to us there are no resolutions, agreements, documents or arrangements which materially affect, amend or vary the transactions envisaged in the Documents and, in particular, that the entry into and performance of the Transaction Documents will not cause any of the parties thereto to be in breach of any agreement or undertaking. There is no contractual prohibition (other than as arising under Cayman Islands law) binding on the Company prohibiting it from issuing and allotting the Shares.

15	Proceeds of Crime. No monies paid to or for the account of any party under the Transaction Documents represent or will represent criminal property or terrorist property (as defined in the Proceeds of Crime Act (2025 Revision) and the Terrorism Act (2018 Revision), respectively.

16	Purchase. At the time of the purchase of Shares in accordance with the relevant Transaction Document (the Purchase):

(a)	the Companies Act will not have changed in such a way as to materially impact the Purchase;

(b)	the Company will have sufficient authorised but unallotted and unissued Shares, in each case to effect the Purchase in accordance with the M&A and the Companies Act;

(c)	the Company will be able to pay its debts as they fall due in the ordinary course of business immediately following the Purchase;

(d)	the Company will have shares in issue immediately prior to the Purchase other than the Shares to be issued;

(e)	all the considerations will have been fully paid and without obligation of the holder to make further payment to the Company in respect of the issuance of the Shares;

(f)	the Company will not have been struck off or placed in liquidation;

(g)	the issue price for the Shares to be issued on the Purchase will not be less than the par value of such Shares; and

(h)	the provisions of the M&A relating to the Purchase will not have been altered, amended and restated.

5	FAST TRACK GROUP - Exhibit 5.1 Harneys Opinion (Note F-1) (28 August 2026).docx

Schedule 3

Qualifications

1	Stamp Duty. Cayman Islands stamp duty may be payable if the original Transaction Documents are executed in, brought to, or produced before a court of, the Cayman Islands.

2	Foreign Statutes. We express no opinion in relation to provisions making reference to foreign statutes in the Transaction Documents.

3	Good Standing. The Company shall be deemed to be in good standing at any time if all fees (including annual filing fees) and penalties under the Companies Act have been paid and the Registrar of Companies has no knowledge that the Company is in default under the Companies Act.

4	Court Search. The search of the Register of Writs and other Originating Process of the Grand Court of the Cayman Islands has been undertaken on a digital system made available through the Grand Court of the Cayman Islands (the Court’s Digital System), and through inadvertent errors or delays in updating the digital system (and/or the Register from which the digital information is drawn) may not constitute a complete record of all proceedings as at the Court Search Date and in particular may omit details of very recent filings. The Court Search of the Court Register would not reveal, amongst other things, any writ, originating summons, originating motion, petition (including any winding-up petition), counterclaim or third party notice (Originating Process) filed with the Grand Court which, pursuant to the Grand Court rules or best practice of the Clerk of the Courts’ office, should have been entered in the Court Register but was not in fact entered in the Court Register (properly or at all), or any Originating Process which has been placed under seal or anonymised (whether by order of the Court or pursuant to the practice of the Clerk of the Courts’ office).

5	Conflict of Laws. An expression of an opinion on a matter of Cayman Islands law in relation to a particular issue in this opinion should not necessarily be construed to imply that the Cayman Islands courts would treat Cayman Islands law as the proper law to determine that issue under its conflict of laws rules.

6	Sanctions. The obligations of the Company may be subject to restrictions pursuant to United Nations and United Kingdom sanctions as implemented under the laws of the Cayman Islands.

7	Economic Substance. We have undertaken no enquiry and express no view as to the compliance of the Company with the International Tax Co-operation (Economic Substance) Act (2026 Revision).

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